Exhibit 10(c)




                                   As of September 16, 1994







Mr. David L. Marshall
28 Glenmoor Place
Hilton Head
South Carolina 29926

Dear Dave:

          With reference to the letter agreement with you dated as of June 1, 1994 (the "Agreement"), providing among other things, for your Supplemental Retirement Benefit and for your continued participation in the Company's Pension Equalization Plan, this confirms that The Pittston Company (the "Company") has agreed with you to provide additional assurance that benefits thereunder will be paid in the event of a Change in Control as hereinafter defined. Accordingly, the Agreement is hereby amended by inserting the following Paragraph 3A im-mediately before Paragraph 4 of the Agreement:

          3A. Supplemental Retirement Benefits; Change in Control. The provisions of this Paragraph 3A shall be controlling, anything in the other provisions of this Agreement to the contrary notwithstanding.

                    (a)  In the event that a Change in
          Control (as hereinafter defined in subparagraph
          (b) of this Paragraph 3A shall occur or the Company's Board of Directors shall in its dis-cretion determine that a Change in Control is anticipated within 90 days from the date of such determination, the Company shall forthwith take such action as shall be necessary or appropriate to activate the trust agreement dated as of September 15, 1994 between the Company and The
          Chase Manhattan Bank (National Association), as trustee, by the payment in cash to the trustee under such trust agreement of the aggregate amountwhich A. Foster Higgins & Co. Inc. (or another nationally recognized firm of actuaries selected by the Board) shall determine, on the basis of mortality and other assump-tions at the time applicable under the Pittston Pension Plan, to be required to provide all projected benefit obligations to you (or your beneficiary) under Para-graph 3(c) of this Agreement, as of the date the Change in Control occurs or as of the date of such determination, as the case may be. All expenses and income and other taxes in connection with the establishment and operation of such trust shall be paid by the Company.

                    (b)  For purposes of this Paragraph
          3A, a Change in Control shall be deemed to occur if either (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 20% of the total voting power in the election of directors of the Company of shares of all classes of Common Stock of the Company outstanding (exclusive of shares held by any corporation of which shares representing at least 50% of the ordinary voting power are owned, directly or indirectly by the Company) pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, or (ii) there shall be a change in the composition of the Company's Board of Directors at any time within two years after any tender offer, exchange offer, merger, consolidation, share exchange, sale of assets or contested election, or any combination of those transactions (a
          "Transaction"), so that (i) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the board of directors of the corporation which shall thereafter be in control of the companies or other entities that were parties to or otherwise involved in such first
          Transaction, or (ii) the number of persons who shall thereafter be directors of such corporation shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Trans-action. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the fore-going clauses (i) and (ii).

                    (c)  In addition to all other rights
          under applicable law, you shall, from and after the date on which a Change in Control shall occur or be anticipated as provided in sub-paragraph (b) above, have the right to bring an action to enforce the provisions of this Para-graph 3A by seeking injunctive relief and/or damages, and the Company shall be obligated to pay or reimburse you to the extent that you prevail, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.

                    (d)  The foregoing provisions of this
          Paragraph 3A shall be construed liberally to the end that accrued benefits under this Paragraph
          3A shall be assured to the fullest extent prac-ticable; provided, however, that nothing in this Paragraph 3A shall be construed in a manner that would subject you to current taxation on establishment of the trust.

                    (e)  Nothing in this Paragraph 3A
          shall of itself be deemed to increase the amount of any accrued benefits to which you shall have become entitled under Paragraph 3 (c) of this Agreement. The establishment and activation of the trust agreement referred to in subparagraph
          (a) of this Paragraph 3A shall not be deemed to relieve the Company of its obligations to you under such Paragraph 3 (c) except pro tanto to the extent that amounts in respect thereof are paid under such trust agreement to you.

          2. Except as hereinabove provided, the Agreement shall remain in full force and effect.

          Please confirm that the foregoing is in accordance with our agreement.

                                  Very truly yours,

                                  THE PITTSTON COMPANY



                                  By______________________
                                         Chairman


          I hereby confirm that the foregoing is in accordance with our agreement.


                                  ________________________
                                      David L. Marshall

APPROVED:


___________________________
      Robert H. Spilman
  Chairman, Compensation and
  Benefits Committee of the
    Board of Directors